Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Announces Pricing of Public Offering of Common Stock

WOODCLIFF LAKE, N.J. — March 17, 2015 — Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced the pricing of an underwritten public offering of 1,320,276 shares of its common stock at a price to the public of $42.00 per share.  1,190,476 shares are being sold by Eagle and 129,800 shares are being sold by certain stockholders of the Company (the “Selling Stockholders”).  Eagle has granted the underwriters a 30-day option to purchase up to an additional 198,041 shares of common stock in the aggregate.  The offering is expected to close on or about March 20, 2015, subject to customary closing conditions.  The gross proceeds to Eagle from the offering, excluding any exercise by the underwriters of their 30-day option to purchase additional shares, are expected to be approximately $50.0 million before deducting underwriting discounts and commissions and other estimated offering expenses payable by Eagle.  Eagle will not receive any proceeds from the sale of the shares by the Selling Stockholders. Eagle intends to use the net proceeds received from its offering of common stock for general corporate purposes.

Piper Jaffray & Co., William Blair & Company, L.L.C. and RBC Capital Markets, LLC, are acting as book-running managers for the offering. Cantor Fitzgerald & Co. is acting as a co-manager.

The securities described above are being offered pursuant to a shelf registration statement previously filed with the Securities Exchange Commission (the “SEC”) on March 6, 2015, and declared effective by the SEC on March 13, 2015.  A final prospectus supplement relating to the offering will be filed with the SEC and available for free on the SEC’s website at http://www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from Piper Jaffray at 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, at Attention: Prospectus Department, or by calling (800) 747-3924, or by emailing prospectus@pjc.com; or from William Blair & Company, L.L.C. at Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, or by calling (800) 621-0687, or by emailing prospectus@williamblair.com; or from RBC Capital Markets, Attention: Prospectus Department, 200 Vesey Street 8th Floor, New York, NY 10281, or by calling (877) 822-4089, or by emailing equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. The Company’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including expectations regarding the completion and timing of Eagle’s proposed public offering, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as other risks and uncertainties described in Eagle’s filings with the SEC, including under the heading “Risk Factors” in Eagle’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and subsequent filings with the SEC. You are encouraged to read Eagle’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and Eagle undertakes no obligation to update or revise any of the statements.

Contacts:

Lisa M. Wilson

President

In-Site Communications, Inc.

212-452-2793

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